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Preformed Line Products Company
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Preformed Line Products Company
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:
     The 2010 annual meeting of shareholders of Preformed Line Products Company will be held at the offices of the Company, 660 Beta Drive, Mayfield Village, Ohio, on Monday, April 26, 2010, at 9:00 a.m., local time, for the following purposes:
1.	To elect four directors, each for a term expiring in 2012;

2.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

3.	Any other matters that properly come before the meeting.
     Only shareholders of record at the close of business on March 10, 2010, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Preformed Line Products Company is 660 Beta Drive, Mayfield Village, Ohio 44143.

By order of the Board of Directors,

Caroline S. VACCARIELLO,
Secretary

Dated: March 19, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MONDAY, APRIL 26, 2010: The proxy statement and the Company’s 2009 Annual Report to Shareholders are also available at: http://materials.proxyvote.com/740444.
YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

Preformed Line Products Company
PROXY STATEMENT

     Our Board of Directors is sending you this proxy statement to ask for your vote as a Preformed Line Products Company shareholder on the matters to be voted on at the annual meeting of shareholders. The annual meeting of shareholders will be held at 660 Beta Drive, Mayfield Village, Ohio, 44143, on Monday, April 26, 2010, at 9:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy to you on or about March 19, 2010.
     Annual Report. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2009, is enclosed with this proxy statement.
     Solicitation of Proxies. Our Board of Directors is making this solicitation of proxies and we will pay the cost of the solicitation. In addition to solicitation of proxies by mail, our employees may solicit proxies by telephone, facsimile or electronic mail.
     Proxies; Revocation of Proxies. The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under “Election of Directors”. Your presence at the annual meeting of shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders by April 26, 2010, or in the open meeting.
     Voting Eligibility. Only shareholders of record at the close of business on the record date, March 10, 2010, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 5,253,140 common shares, $2 par value, each of which is entitled to one vote at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT
     The following table shows the amount of the Company’s Common Shares beneficially owned as of March 10, 2010 by (a) the Company’s directors, (b) each other person known by the Company to own beneficially more than 5% of the outstanding Common Shares, (c) the Company’s named executive officers, and (d) the Company’s executive officers and directors as a group.

	Number of
	Shares Beneficially		Percent
Name of Beneficial Owner	Owned		of Class
Barbara P. Ruhlman (1)	852,722	(2)	16.2%
Robert G. Ruhlman (1)	1,889,632	(3)	36.0%
Randall M. Ruhlman (1)	1,657,030	(4)	31.5%
KeyCorp (5)	404,352		7.7%
Eric R. Graef	30,428	(6)	*
William H. Haag III	27,425	(6)	*
Dennis F. McKenna	24,983	(6)	*
David C. Sunkle	21,551	(6)	*
Glenn E. Corlett	1,000		*
Richard R. Gascoigne	1,000		*
Michael E. Gibbons	0		*
R. Steven Kestner	1,146		*

All executive officers and directors as a Group (13 persons)	3,062,541		58.3%

*	Represents less than 1%.

(1)	The mailing address for each of Barbara P. Ruhlman, Robert G. Ruhlman and Randall M. Ruhlman is 660 Beta Drive, Mayfield Village, Ohio 44143.

(2)	Includes 63,335 shares held by The Thomas F. Peterson Foundation, of which Barbara P. Ruhlman is President and a Trustee.

(3)	Includes 114,348 shares held by the Preformed Line Products Company Profit Sharing Trust, 93,312 shares held in trust for the benefit of Robert G. Ruhlman and his children (these 93,312 shares are also shown as being beneficially owned by Randall M. Ruhlman) and 300 shares owned by his wife or held by her as custodian. Also includes 400,452 shares held in the Ethel B. Peterson Trust of which Robert G. Ruhlman acts as co-Trust Advisor and has voting control (these 400,452 shares are also shown as being beneficially owned by Randall M. Ruhlman who also acts as co-Trust Advisor and has voting control); and 997,000 shares in the Irrevocable Trust between Barbara P. Ruhlman and Bernard L. Karr of which Bernard L. Karr is the trustee and for which Robert G. Ruhlman acts as co-Trust-Advisor and has voting control (these 997,000 shares are also shown as being beneficially owned by Randall M. Ruhlman). Also includes 103,820 restricted shares that may be acquired pursuant to service and performance vesting requirements.

(4)	Includes 93,312 shares held in trust for the benefit of Randall M. Ruhlman and his children (these 93,312 shares are also shown as being beneficially owned by Robert G. Ruhlman). Also includes 400,452 shares held in the Ethel B. Peterson Trust of which Randall M. Ruhlman acts as co-Trust Advisor and has voting control (these 400,452 shares are also shown as being beneficially owned by Robert G. Ruhlman who also acts as co-Trust Advisor and has voting control); and 997,000 shares in the Irrevocable Trust between Barbara P. Ruhlman and Bernard L. Karr of which Bernard L. Karr is the trustee and for which Randall M. Ruhlman acts as co-Trust-Advisor and has voting control (these 997,000 shares are also shown as being beneficially owned by Robert G. Ruhlman).

(5)	The mailing address for KeyCorp is 127 Public Square, Cleveland, Ohio 44114.

(6)	Includes the following number of shares that may be acquired pursuant to currently exercisable stock options for Dennis F. McKenna, 5,000; and David C. Sunkle, 5,000. Includes the following number of restricted shares that may be forfeited pursuant to service and performance vesting requirements; Eric R. Graef, 22,028; William H. Haag III, 18,537; Dennis F. McKenna, 18,273; and David C. Sunkle, 14,301.

CORPORATE GOVERNANCE
Composition

     The Company believes that high ethical standards are conducive to long-term performance, and as such, all Board members (as well as all employees) are subject to the Company’s Code of Conduct, which is available on the Company’s website www.preformed.com in our About Us section.
Board Leadership
     The Company’s leadership begins with the Board, where the Company has one individual, Robert G. Ruhlman, who serves as both principal executive officer and chairman of the board. Mr. Ruhlman’s dual responsibility is appropriate given the Company’s size and history. Since its beginning, PLP has had one person serve as both principal executive officer and chairman of the board. Mr. Ruhlman, as both CEO and Chairman, has thorough, specialized knowledge regarding the strategic challenges and opportunities facing the Company. Mr. Ruhlman is supported by independent directors who play pivotal roles. The Board does not have a lead independent director.
Board’s role in risk oversight
     The Company believes in taking measured and informed risks is an important element of its strategy. The Board maintains an active role in the Company’s risk oversight. Given the current economic climate, the Board has become increasingly active in identifying and mitigating broader systematic risks. All material transactions and decisions are presented to the Board, and the Board engages in active discussions, challenging management while using their experiences to improve the Company. Additionally, the Board has a depth of risk management experience, including one Board member with over 30 years of experience as an insurance broker. The Board members frequently have discussions with members of management outside of the meetings, and have the authority to call on experts where appropriate. The Company relies on the Board’s robust participation. Additionally, in accordance with the Audit Committee Charter, the Audit Committee reviews and discusses with management and the Company’s independent auditor, the Company’s (i) significant exposures (whether financial, operating or otherwise), and (ii) the Company’s risk assessment and risk management policies.
Board Composition
     In accordance with our Code of Regulations, the number of directors has been fixed at eight. The Company has classified its Board of Directors into two classes composed of four members each, both classes serving staggered two year terms. Below is an overview of each current Board member, of whom, Mr. Corlett, Mr. Gibbons, Mr. Kestner and Mr. Randall Ruhlman are nominees for election as directors at the annual meeting of shareholders, along with a description of the particular experiences, qualifications, attributes and skills of the directors that led to the conclusion that each should serve as a director.
     Glenn E. Corlett – Mr. Corlett’s vast business experience commenced over 40 years ago when he joined Price Waterhouse where he served as a partner from 1977 until 1990. Since that time, Mr. Corlett has served as the Chief Financial Officer and later the Chief Operating Officer for N.W. Ayer, a major international advertising agency before he became a Professor of Accounting at Ohio University, and the Dean and Philip J. Gardner Leadership Professor at the College of Business at Ohio University from July 1997 through June 2007. Mr. Corlett’s tenure at Ohio University’s Business School has given him the necessary credentials to be a viable member of the Board, not only from an accounting aspect, but also in general business management. Mr. Corlett has lectured and written on accounting, auditing and executive compensation. Mr. Corlett’s zest for understanding the Company’s financials; while providing sound business advice keeps him in a close working relationship with senior management, and makes him an excellent Chairman of the Compensation Committee. In fact, his oversight experience is critical to his role in reviewing the Company’s compensation policy and ensuring that management is compensated in a manner consistent with the compensation policy and in accordance with the relevant laws. Additionally, Mr. Corlett is recognized for his high ethical standards. Finally, his inquisitive mind ensures that he is kept apprised of recent developments which may affect the Company.

     Richard R. Gascoigne – Mr. Gascoigne brings more than 30 years experience in the insurance industry, and is ideally suited to be a board member, given this expertise in risk management and compliance. He has been Managing Director at Marsh Inc., subsidiary of Marsh & McLennan Co. from 1995 until his retirement in 2008. He had held numerous positions during his career at Marsh, including two years as regional compliance officer. He has extensive experience in commercial property and casualty underwriting, specifically focusing on Middle Market companies. In addition, he has provided risk management consulting to clients during product development, acquisitions, and market introductions. The Company values his strong risk management and compliance experience, and he is excellent at monitoring the Company’s implementation of its policies while ensuring that the Company adheres to its own guidelines. His wisdom and thoughtfulness in decision-making coupled with his willingness to thoroughly discuss issues make him an ideal member of the Board, as well as the Compensation and Audit Committees.
     Michael E. Gibbons – Mr. Gibbons began his career with McDonald & Company, where he quickly rose to the level of general partner and then senior vice president. From there, he became president and CEO of a leading regional securities and investment banking firm in Houston, Texas. Soon after that, he founded Brown Gibbons Lang & Company, where he provides an active senior role to client engagements and business development opportunities. His financial literacy is exceptional, particularly his experience with respect to trends in the debt and equity markets. He knows how to provide workable solutions to the Company. He is particularly well suited to provide counsel on the integrity of the financial statements and the performance of our independent registered public accounting firm. His comprehensive experience with mergers, divestitures and acquisitions is a valuable resource to the Company and the Board for discussions on potential transactions, as well as strategic decision-making. This business acumen and experience ensures that he is well suited not only as a member of the board, but also as the Chairman of the Audit Committee.
     R. Steven Kestner – Mr. Kestner has been practicing corporate law with the national law firm of Baker & Hostetler LLP since 1979. Mr. Kestner has served as the Executive Partner of Baker & Hostetler since 2004 and is a member of the firm’s Policy Committee, which functions as the board of directors for the law firm. As Executive Partner, Mr. Kestner is the chief executive officer of the firm and his responsibilities include managing the firm’s operations, finance and strategic growth. In addition, prior to becoming Executive Partner of the firm he served in several management positions, including Policy Committee member and Chair of the firm’s National Business Practice Group, while developing an active legal practice focusing primarily on transactions, financings and securities law matters. Mr. Kestner advises and represents clients in the areas of domestic and foreign mergers and acquisitions, and he regularly works with public and private companies. He works closely with NYSE and NASDAQ companies. Mr. Kestner’s securities law work has included registration statements under the Securities Act of 1933 with respect to both debt and equity financings and annual and periodic reports and proxy statements under the Securities Exchange Act of 1934. He is valued for his thoughtful analysis and ability to provide the board with various perspectives based on his depth of experience with similar companies.
     Barbara R. Ruhlman – Mrs. Ruhlman is the current longest-serving board member, having become a member of the Board in 1988. As the daughter of the founder, wife of the former CEO and President, mother of current CEO and President, mother of Randall M. Ruhlman, a Board member, and one of the largest shareholders, she has seen the Company grow from when it was merely a dream in the founder’s eyes, to a local manufacturing firm to the multi-national company it is today. She has served as President of the Thomas F. Peterson Foundation since 1988, and has been active in her philanthropy for over 50 years. She serves as a member of the Development Committee of the University Hospitals Board of Directors, and in addition, she serves as Chair of the MacDonald Women’s Health Leadership Council. She has been on the Board of the Arthritis Foundation Northeastern Ohio Chapter for 20 years, and also serves on the Hunger Network Board. Finally, she has been a member of the board at Laurel School for over 10 years. Mrs. Ruhlman brings her vast experience based not only on long-standing tenure with the Company, but also with her extensive exposure to other entities via her volunteer work. She has the skills and capacity to provide strategic insight and direction by encouraging innovations and evaluating strategic decisions.
     Randall M. Ruhlman – Mr. Ruhlman has managed his own company for over twenty years. As such, he has experience in corporate management, and an understanding of management trends in general. He presents a mature confidence, respect for others, and an openness to other opinions.

     Robert G. Ruhlman – Mr. Ruhlman started with the Company over 30 years ago as an Associate Engineer. Over his years of service with the Company, he has held various positions including Manufacturing Administrator (1985), New Venture Coordinator (1987), Vice President of Corporate Planning (1988), President (1995), Chief Operating Officer (1995) and, most recently, Chief Executive Officer (2000). These positions have given Mr. Ruhlman exposure to almost every aspect of the Company, from Manufacturing to Marketing. He has had ample experience and intimate knowledge of not only the Company itself, but also working with customers. He has also been lauded for his clear thinking and ability to distill vast information into the critical components. He has a record of making sound business decisions as well as evidence that the duties as a director will be discharged in good faith and in a manner that is in the best interests of the Company. Finally, his leadership fosters a board culture of open discussion to support sound decision-making.
Election of Directors
     Four of the Company’s directors, Glenn E. Corlett, Michael E. Gibbons, R. Steven Kestner and Randall M. Ruhlman, are serving a term that expires at this year’s annual meeting of shareholders and have been nominated for re-election at the meeting to a term which expires in 2012. Three directors, Barbara P. Ruhlman, Robert G. Ruhlman, and Richard R. Gascoigne, are currently serving terms that expire in 2011. There is one vacancy in the class of directors whose term will expire at the 2011 annual meeting of shareholders. The Board of Directors, upon the recommendation of a majority of the Company’s independent directors, proposes that the nominees described below be elected to the Board of Directors. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the four nominees hereinafter named.
     The director nominees are identified in the following table. If for any reason any of the nominees are not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.
     The Board recommends that you vote “FOR” the following nominees.
Nominees for Election at the Annual Meeting

			Expiration
		Period	of Term
	Principal Occupation	of Service	for Which
Name and Age	and Business Experience	as a Director	Proposed
Glenn E. Corlett, 66	Mr. Corlett is currently a consultant and professor of Accounting at Ohio University. From July 1997 through June 2007, Mr. Corlett was the Dean and the Philip J. Gardner Leadership Professor at The College of Business at Ohio University. Mr. Corlett currently serves as a director and chairman of the audit committee for Rocky Brands, Inc. Mr. Corlett also serves as a director of the following companies: Inn-Ohio, Inc., Copernicus, Therapeutics, Inc., Grange Insurance Companies and Palmer-Donavin Manufacturing Corporation.	2004 to date	2012

Michael E. Gibbons, 57	Mr. Gibbons is the founder and Managing Director of Brown Gibbons Lang & Company. Mr. Gibbons serves as chairman and is a member of the executive committee for Global M&A, Dusseldorf, Germany; on the board of directors, audit committee and chairman of the finance and planning committee for Associated Estates Realty Corporation (AEC), Richmond Hts., Ohio; on the board of trustees and	2008 to date	2012

			Expiration
		Period	of Term
	Principal Occupation	of Service	for Which
Name and Age	and Business Experience	as a Director	Proposed
	executive committee for Greater Cleveland Sports Commission, Cleveland, Ohio; on the board of trustees for Ohio Israeli Chamber of Commerce, Cleveland, Ohio; and on the visiting committee for Case Western Reserve University Weatherhead School of Management, Cleveland, Ohio.

R. Steven Kestner, 55	Since September 1979, Mr. Kestner has been an attorney with the law firm Baker & Hostetler LLP, and has been Executive Partner of that firm since January 2004. Mr. Kestner serves on the Board of Trustees for The Cleveland Museum of Art, the Board of Regents for St. Ignatius High School and the Board of Directors for the Greater Cleveland Partnership.	2008 to date	2012

Randall M. Ruhlman, 51	President of Ruhlman Motorsports since 1987.	1998 to date	2012
     Current directors whose terms will not expire at the annual meeting of shareholders:

		Period
	Principal Occupation	of Service	Term
Name and Age	and Business Experience	as a Director	Expiration
Barbara P. Ruhlman, 77	President of the Thomas F. Peterson Foundation since 1988.	1988 to date	2011

Robert G. Ruhlman, 53	Mr. Ruhlman was elected Chairman of the Company in July 2004. Mr. Ruhlman has served as Chief Executive Officer since July 2000, and as President since 1995. He is on the Board of Proxisafe.	1992 to date	2011

Richard R. Gascoigne, 60	Mr. Gascoigne was Managing Director at Marsh Inc., subsidiary of Marsh & McLennan Co. from 1995 until his retirement in 2008. Prior to that, he had held numerous positions during his twenty-eight year career at Marsh. Mr. Gascoigne is the Trustee and Fund Development chair for the Ronald McDonald House of Cleveland and a Disbursement Committee Member for Bluecoats, Inc.	2009 to date	2011
     The Board has determined that Messrs. Corlett, Gibbons, Kestner and Gascoigne are independent under the NASDAQ’s corporate governance rules. In the opinion of the Board, Mr. Kestner’s affiliation with Baker & Hostetler LLP, a law firm that regularly provides legal services to the Company, does not interfere with Mr. Kestner’s exercise of independent judgment in carrying out his duties as a director of the Company.
Board Committees and Meetings
Nominating Committee
     The Board does not have a Nominating Committee nor any charter with respect to nominations, however, pursuant to NASDAQ corporate governance rules, any Board nominees must be recommended for Board selection by a majority of the Company’s independent directors. The independent directors are responsible for ensuring that the members of the Board of Directors possess a variety of knowledge, experience and capabilities derived from substantial business and professional experience, based on an assessment of numerous factors such as age and understanding of and experience in manufacturing, technology, finance and marketing. The Board considers whether potential candidates will satisfy the independent standards for the Board and the Audit Committee. Additionally, nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. Finally, the Board welcomes nominees with diverse backgrounds, not only in gender and ethnicity, but also in particular experience in the industry and in banking, international business and finance. To this end, the independent directors rely on their networks of contacts to compile a list of potential candidates, and may also consider qualified candidates suggested by officers, employees, shareholders and others, using the same criteria to evaluate all candidates. In addition, the Board considers diversity in its evaluation of candidates, however, the Board does not have a policy specifically focused on the consideration of diversity.
Audit Committee
     The Board of Directors has appointed an Audit Committee and does not have a Finance Committee. The Audit Committee is comprised of Messrs. Gibbons (chairman), Corlett and Gascoigne, each of whom qualify as independent for audit committee purposes under the NASDAQ rules. The Board of Directors has determined that Michael E. Gibbons is an audit committee financial expert.
     The Audit Committee of the Board of Directors engages the independent registered public accountants for the Company, reviews with the independent registered public accountants the plans and results of audit engagements, preapproves all professional services provided by the independent registered public accountants including audit and non-audit-related services, reviews the independence of the independent registered public accountants, approves the range of audit and non-audit fees, reviews the independent registered public accountants’ management letters and management’s responses, reviews with management their conclusions about the effectiveness of the Company’s disclosure controls and procedures, and reviews significant accounting or reporting changes. Management does not approve professional services provided by the independent public accountants for audit and non-audit-related services. The Audit Committee is governed by a written charter, which is available on the Company’s website www.preformed.com in our About Us Section.
Compensation Committee
     The Board of Directors has appointed a Compensation Committee, comprised of Messrs. Corlett (chairman), Gibbons and Gascoigne. The Compensation Committee administers the Company’s executive compensation program and as such, is responsible for reviewing all aspects of the compensation program for the Company’s executive officers. The Compensation Committee meets at scheduled times during the year – no less than twice — and has the authority to consider and take action by written consent. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at the Company’s Board meetings. The Compensation Committee’s Charter reflects the responsibilities of the Committee. The Compensation Committee, together with the Board, periodically reviews and revises the Charter. The Compensation Committee is governed by a written charter, which is available on the Company’s website www.preformed.com in our About Us Section. In order to meet its responsibilities, the Compensation Committee has the authority to delegate certain of its responsibilities to subcommittees and/or Officers where necessary, consistent with applicable law. See “Compensation Disclosure and Analysis” for the role of the President and Chief Executive Officer in compensation matters.
     The Compensation Committee’s primary objective with respect to executive compensation is to establish programs that attract and retain key officers and managers, and align their compensation with the Company’s overall business strategies, values, and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy to compensate executive officers based on their responsibilities and the Company’s overall annual and longer-term performance, which is outlined in the Directors and Executive Officers Compensation. See “Compensation Disclosure and Analysis” for the role of the compensation consultant.
Meetings
     In 2009, the Board of Directors held three meetings. No director attended less than 75% of the total meetings of the Board of Directors and the total of meetings held by all committees on which the director served. In 2009, the Audit Committee held seven meetings and the Compensation Committee held four meetings. Additionally, the Audit Committee Chairman and the Compensation Committee Chairman had numerous informal meetings with management and the independent public accountants. The directors are expected to attend the

Company’s annual meeting of shareholders. All of the directors, except Randall Ruhlman, attended last year’s annual meeting of shareholders.
Audit Committee Report
     In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to NASDAQ, the Securities and Exchange Commission or the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accountants are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee is comprised of three directors who are not officers or employees of the Company and are “independent” under the current NASDAQ rules.
     In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2009, with the Company’s management. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditor the independent auditor’s independence. The Audit Committee also considered whether the provision of non-audit services by the independent auditor is compatible with maintaining the independent auditor’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.
     Based on the above-referenced review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Michael E. Gibbons, Chairman
Glenn E. Corlett
Richard R. Gascoigne

COMPENSATION POLCIES AND RISK
     The Company’s policies and overall actual compensation practices for all employees do not create risks that are reasonably likely to have a material adverse affect on the Company. Generally speaking, the compensation policies are consistent for all business units of the Company. Additionally, incentives are not designed, and do not create, risks that are reasonably likely to have a material adverse affect on the Company as all incentives reward growth and profitability. The Company’s various bonus programs are based on consistent growth of the Company, relying, for example, on the total return on investment, or including language that requires any increases in sales to be on appropriate and consistent margins. As such, they do not encourage employees to take risks in order to receive incentive compensation, nor are they reasonably likely to have a material adverse effect on the Company.

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Compensation Discussion and Analysis
Role of the Compensation Committee
     The Compensation Committee (the “Committee”) administers the Company’s executive compensation programs. The Committee’s primary role is to oversee the Company’s compensation and benefit plans and policies for its elected executive officers (“Officers”), including the Named Executive Officers (“NEOs”) who are the Company’s principal executive officer (Robert G. Ruhlman, Chairman, President and Chief Executive Officer), principal financial officer (Eric R. Graef, Chief Financial Officer and Vice President – Finance) and the three other most highly compensated executive officers. The Committee reviews and approves all executive compensation decisions relating to the Officers, including all NEOs.
     In performance of its duties, the Committee has the authority to allocate all or any portion of its responsibilities and powers to any one or more of its members, and may delegate all or any portion of its responsibilities and powers to a committee formed for that purpose, subject to approval from the entire Board. Additionally, the Committee may select and appoint outside consultants to assist it.
Philosophy of the Compensation Program
     The philosophy of the Committee is to provide a compensation program that will attract, motivate and retain key leadership in order to give the Company a competitive advantage while ensuring the success and growth of the Company. The Compensation program should ensure that a significant portion of compensation will be directly related to the Company’s performance by tying annual cash bonus and long-term incentive awards to Company performance. The compensation program is intended to motivate the Officers to enable the Company to achieve its short-term and long-term business goals. The Committee has three goals to guide it in this endeavor: (a) compensation paid to Officers should be aligned with the performance of the Company on both a long- and short-term basis; (b) compensation should be competitive within the employment environment; and (c) compensation should be designed to reward Officers for meeting performance targets.
Compensation Program
     The Committee strives to craft a compensation program that pays the Officers at competitive levels reflective of their individual responsibilities while maintaining consistency and pay equity among the individual Officers. The Committee conducts an annual review of the compensation program, as well as changes in the overall composition of the management team and the responsibilities of the individual Officers, to ensure that the compensation is competitive within the market, supports retention objectives and is internally equitable. Reliance upon various tools, and the findings from such tools, assists the Committee in its analysis, and leads to decisions regarding the mix of the various compensation elements to be included. Additionally, the cost of the compensation program is considered, in recognition that the optimal compensation program motivates employees to improve the results on a cost-effective basis. Typically, the Committee finalizes compensation elements for a year in December of the prior year.
     Tools and Findings from Analysis. The Committee relies upon tools to analyze the compensation program internally and within the competitive landscape. Historically, these tools have been consideration of outside data compiled by various consultants, the use of tally sheets detailing overall compensation package to the individual Officers and discussions with the CEO regarding performance levels and goals.
     Consultant. Since 2007, the Committee has engaged Tower Perrin (“TP”) to assist with its evaluation of the compensation program, and to determine whether the compensation plan is adequately structured to meet the Committee’s goals. TP provides no other services to the Company.

     In 2009, TP provided the Committee with an overview of issues influencing pay decisions, including decisions on executive pay trends. This report highlighted that many companies do not plan on paying bonuses to officers for 2009. However, the Committee recognized that the Company’s healthy performance in 2009 was unexpected given the harsh economic conditions. Because of the Company’s success, the Committee agreed to award bonuses to the Officers for 2009.
     External Data. The Committee generally relies upon various independent surveys, which are matched to specific positions with similar functional descriptions as those for the Officers. In 2009, the Committee utilized the Watson-Wyatt’s annual compensation level survey. Using this independent survey, the Company analyzed the compensation paid to Officers, including the CEO, to determine in which percentile of the compensation paid to executives holding equivalent positions in the peer classification group (i.e., durable goods manufacturing companies with employment levels of between 1,000 and 5,000) the Officers fell. The Officers including the CEO were near the 50th percentile, when reviewing base salary alone. The Company also reviewed total cash compensation, which included salary and the maximum available bonus, for the Officers, and compared that data with the peer group data. When comparing total cash compensation, all of the Officers except the CEO and CFO, were above the 75th percentile, while the CEO and CFO were just above the 60th percentile. Additionally, the Company reviewed the CEO’s salary as a percentage of the salary of each Officer, as compared with the Watson-Wyatt data, and determined that the CEO’s salary was in line with the peer group results.
     Discussions with the CEO. All of the non-CEO Officers report directly to the CEO, who performs a yearly evaluation of the performance of each Officer. The CEO’s assessment of the individual performance forms the basis for the proposed compensation levels of each Officer based upon the information derived from the aforementioned survey. The CEO provides a written evaluation for each Officer that includes his recommendations for salary adjustments for the subsequent year to the Committee, which weighs these recommendations in determining salary levels.
     Compensation Elements. The Company recognizes that its success depends, in large part, on a leadership team with the skills and commitment necessary to successfully manage a global organization. The compensation program assists in achieving this objective by relying on the elements of compensation detailed below. Certain elements are designed to enable the Company to attract and retain the Officers with the skills to anticipate and respond to the market, while other elements are intended to motivate the Officers to achieve financial results to enhance shareholder value. The Company’s 2009 compensation program for Officers consists of the following elements:
•	Base salaries;

•	Annual cash incentive awards;

•	Long-term equity grants;

•	Retirement benefits; and

•	Health and welfare benefits.
     The Company structures the total compensation program so that its reliance on any particular element of compensation is flexible. Thus, the compensation program strives to meet the goals outlined above, by balancing short-term (i.e., base salaries, annual cash incentive awards), and long-term (i.e., long-term equity grants) incentives, competitively in the market. There is no difference in the policies and their application for each of the Officers, except for the CEO.
     Base Salaries. The Company’s goal is to establish salaries at a level sufficient to attract and retain talented executives. This goal is based on the Company belief that it is important to maintain salary levels near a midpoint of comparable peer group executives to be competitive within the general market and the peer group. The base salaries of the Officers are reviewed annually. In each case, factors considered in establishing an Officer’s salary level include a review of the individual’s performance initiated by the CEO, an accounting of the Company’s performance, the experience level for the position and the peer group executive compensation information using companies with similar revenue and employee levels, derived from independent compensation surveys and internal equity. For 2009, the Committee ratified the CEO’s recommendations for Officer salaries. For the CEO’s salary, the Committee considered the written recommendation on the competitive market prepared by the Vice President of Human Resources, as well as the CEO’s request for no adjustment particularly given the harsh economic conditions. The Committee believed that because the CEO lead the management team to a successful year in the face of the trying economy, an adjustment was warranted. As such, the Committee approved an increase to the CEO compensation consistent with increases given to all Officers.
     Annual Cash Incentive Awards. The annual cash incentive award is designed to motivate and reward the Officers for their contributions to the Company’s performance by making a significant portion of their total compensation variable and dependent upon the Company’s annual financial performance. It is tied directly to the financial performance of the Company on a sliding scale of return on shareholders’ equity. The Committee believes that compensating management by aligning compensation with shareholders’ return on their investment is an effective way to connect the achievement of performance goals and to encourage growth in the Company while rewarding Officers for their contributions. The calculation is based on the Company’s pretax return on equity and assessed over a range of 6% to 15%. The implied target is 10.4% which assumes a linear, symmetrical bonus curve with one-half of the maximum bonus earned at the midpoint of the performance range. From this calculation, the awards are determined based on a schedule that provides certain percentages to be applied to base salaries. The maximum bonuses are 100% of salary for the CEO and 85% of salary for the other Officers. The awards are discretionary, subject to the Committee’s approval. Upon approval, the cash incentive payments are granted at year end, and the cash incentive payment for each Officer except for the CEO utilizes the same percentage of each Officer’s salary. The Committee has the ability to exercise discretion and make adjustments, in the event of a transformational event where circumstances beyond the control of the Officers occur during the year.
     Long-term equity grants. The Committee believes that the Company’s shareholders will be well served if a greater percentage of the long-term equity incentive program is related to achievement of the Company’s board-approved strategic objectives. To that end, the “balanced LTI program” consisting of service vested restricted shares and performance vested restricted shares, is a way to achieve its objectives. Generally, performance-vesting aligns executive long-term incentive rewards more directly with shareholder interests since achieving strategic objectives is a better measure of managements’ performance than the vagaries of the stock market. Furthermore, the Committee believes that the shareholders are served well by decisions that further the Company’s long-term strategic plan. The Committee also believes that the CEO’s long-term incentive should be 100% dependent on the achievement of the Company’s strategic objectives. Nevertheless, the Committee believes that it is appropriate to include some service vested restricted shares in the long-term incentive of the other Officers in order to encourage retention of key executives over the duration of a business cycle.
     The Committee adopted the Preformed Line Products Company Long Term Incentive Plan of 2008 (“LTIP”), which was approved by the Board during its February 2008 meeting and adopted by the shareholders at the April 2008 annual meeting. The Committee then determined the grants to be made under the LTIP which are set forth on the accompanying compensation tables. The CEO’s equity compensation awards will be performance-based shares, vesting in three years based upon achieving performance standards approved at the time of the grant by the Company’s Board of Directors. The equity compensation awards to the other participants will be as follows: two-thirds of the award will be performance-based shares, vesting in three years based on achieving performance standards approved at the time of the grant by the Company’s Board of Directors, and one-third of the award will be service-based shares, vesting three years after the date of the grant based solely on continued employment by the Company. The Committee chose to emphasize performance over three years (rather than weigh performance and service equally), because it believes this approach aligns the Company’s performance with shareholder interests, while acknowledging the benefit from long-term service. The CEO’s target award will be equal to 100% of the CEO’s salary at the date of vesting, with a maximum award equal to two times the target award. The awards to the other Officers is as follows: the target award will be equal to that percentage of participant’s salary at the date of vesting that is specified at the time of grant. The maximum amount of the performance portion of the award will be equal to two times the target award. The maximum award for the service vested portion of the award will be equal to the target award. Each Officer was granted the number of shares equal to the maximum level, under the performance criteria. For the performance-based shares, the number of restricted shares in which the participant becomes vested will depend upon the specific level of performance of growth in pretax income and sales growth over the three-year performance period, with thresholds of 5% and 3% respectively, and maximum of 10% of both. Further, cash dividends will be reinvested in additional restricted shares, and held subject to the same vesting requirements as the underlying shares.
     In consultation with TP, the Committee considered the 2009 Grants of restricted shares under the LTIP, and any changes to the 2009 grants compared with the 2008 grants. The Committee first addressed the treatment of dividends on unvested awards. The 2008 grants paid shares on the unvested restricted stock and the Committee reviewed paying dividends in cash. TP reported that most companies awarding restricted shares pay dividends as they are paid to investors, as this is consistent with maximizing investors’ total return. Additionally, TP reported that paying dividends on unvested shares has been criticized because if less than all shares vest, executives received dividends on unvested shares. The Committee recognized that one of the objectives of the LTIP is to increase share ownership of the NEOs, but the NEOs will have a substantial tax burden when the shares vest. To reduce that burden, the Committee agreed that paying dividends in lieu of shares will provide each NEO with additional cash upon vesting, which may help to defray those costs. The Committee also agreed to accrue the cash dividends until a taxable event. The Committee then agreed to require mandatory deferral of receipt of the restricted shares under the existing Deferred Shares Plan. The next issue addressed by the Committee was the performance metrics. TP reported that most plans tie awards to earnings per share (“EPS”) goals based on internal company projections, while other companies use return on investment/return on earnings. The Committee determined that EPS would not be appropriate as it does not adequately measure the Company’s growth and profitability. For example, a company could inflate EPS by repurchasing shares rather than investing in the business. The Committee agreed that while sales growth can be an effective measurement, it alone would not suffice as a performance measure because the Company could inflate sales to drive the result, but at lower profitability. As such, the Committee believes that growth in revenue and growth in income — as used in the 2008 grants — are the appropriate metrics to incent performance. The Committee also recognized the current economic climate is so uncertain that the Committee may make additional changes, as is authorized under the LTIP, provided such changes do not materially or negatively affect the shares already granted. TP agreed that the Committee’s decision to use two metrics was sound. The Committee then approved grants of LTIP awards under the LTIP in February 2009 to each of the Officers, including the CEO.
     Retirement Benefits. The Company believes that retirement benefits are an important component of total compensation. The Company’s primary retirement benefit consists of the Company’s 401(k) and profit sharing plan under which all salaried employees of the Company, including Officers, participate starting in their third year of employment. The amount the Company provides to the profit sharing plan is based on the recommendation of management, with the Board’s approval. Typically, the Company’s contribution under this plan is approximately 15% of the then-current year’s cash compensation which is consistent with the amount contributed for all full-time salaried employees of the Company, including the cash incentive award. When calculating the Company’s contributions under the profit sharing plan, the Company does not consider gains from prior awards. Every aspect of this plan is the same for all salaried employees, including Officers. Thus, each salaried participant elects the investment options with the same options offered to all salaried employees and Officers. The plan does not involve any guaranteed minimum return or above-market returns; rather, the investment returns are dependent upon actual investment results. To the extent an employee’s award exceeds the maximum allowable contribution permitted under existing tax laws, the excess is accrued for (but not funded) under a non-qualified Supplemental Profit Sharing Plan. The return under this Supplemental Profit Sharing Plan is calculated at a weighted average of the Treasury constant maturity one-year rate plus 1%.
     Executive Perquisites. Perquisites and other personal benefits do not comprise a significant aspect of the Company’s compensation program. Although Officers participate in the same benefit programs as the Company’s other employees, the Company provides a few additional benefits to its Officers. These benefits are designed to enable the Officers to balance their personal, business and travel schedules. In 2009, benefits include the Company’s payment of club dues, which was less than $4,000 annually per membership, for four of the NEOs as indicated in the accompanying Summary Compensation Table. The Company also pays annual dues for Robert G. Ruhlman at a club located near the Company’s Rogers, Arkansas facility, which totaled approximately $3,000 in 2009. This benefit is also provided to four other employees, primarily for business entertainment purposes. Except as described here, the Company aircraft is available to the employees, including the Officers, for business-related travel only. The CEO is permitted to use the Company’s aircraft for personal purposes, as shown on the Summary Compensation Table. The Company also makes personal financial advice available to the CEO and tax advice available to all its Officers.
     Directors’ Compensation. The Company pays each Board member an annual retainer rather than fees for meeting attendance, because the Committee recognized the active role in corporate governance required from the Board members on an on-going basis. As such, the Directors are able to focus on their role as an overseer of corporate governance on a day-to-day basis. A crucial driver for the annual retainer is the need to ensure that the

Company can retain and recruit Directors who are chosen for their financial and business acumen rather than prestige.
     Additionally, the Board approved the Directors Deferred Compensation Plan, which allows Directors to make elective deferrals of Director Fees payable by the Company in the form of Common Stock. The Plan is intended to work in concert with the Preformed Line Products Company Deferred Shares Plan, so that Directors will have the ability to elect to receive Director Fees either in cash currently or in shares of Common Stock of the Company at a later date, thereby deferring taxation to the extent permitted by law.
     Tax Deductibility of Pay. Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of compensation that a company may deduct in any one year with respect to each of its NEOs. All Officers were below this threshold in 2009, except the CEO.
Compensation Committee Report
     The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Glenn E. Corlett, Chairman
Richard R. Gascoigne
Michael E. Gibbons
Summary Compensation Table
     The table below describes the compensation earned in the last three fiscal years for our NEOs.

				Non-Equity
			Stock	Incentive Plan	All Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($)	($) (2)	($)

Robert G. Ruhlman	2009	650,000	650,000	650,000	284,614	2,234,614
Chairman, President and	2008	600,000	600,000	600,000	352,017	2,152,017
Chief Executive Officer	2007	550,000	—	550,000	254,342	1,354,342

Eric R. Graef	2009	300,000	165,000	255,000	89,778	809,778
Chief Financial Officer and	2008	280,000	154,004	238,000	102,198	774,202
Vice President — Finance	2007	265,000	—	225,260	75,333	565,593

William H. Haag III	2009	250,000	137,500	212,500	74,580	674,580
Vice President -	2008	236,400	130,020	200,940	84,032	651,392
International Operations	2007	223,600	—	190,070	61,066	474,736

Dennis F. McKenna	2009	245,000	134,750	208,250	70,218	658,218
Vice President — Marketing	2008	230,000	126,502	195,500	79,965	631,967
and Business Development	2007	212,000	—	180,200	55,351	447,551

David C. Sunkle	2009	195,000	107,250	165,750	54,754	522,754
Vice President — Research and	2008	175,000	96,254	148,760	58,459	478,473
Engineering and Manufacturing	2007	155,000	—	131,750	39,177	325,927

(1)	Reflects the dollar amount of the grant date fair value, as determined in accordance with Financial Accounting Standard Board ASC Topic 718, with respect to shares of restricted shares under the LTIP. The value of performance condition awards were calculated based on the probable outcome of the performance condition at the date of grant. The maximum grant date fair value of stock awards granted in 2009 was: Robert G. Ruhlman, $1,300,000; Eric R. Graef, $275,000; William H. Haag III, $229,166; Dennis F. McKenna, $224,584; and David C. Sunkle, $178,752. Prior years’ proxy statement reflected the dollar amount of expense recognized for that year by the Company for financial statement reporting purposes. For a further description of these awards, see the discussion under the heading “Long-term equity grants” above and Note G — Share-Based Compensation to the Notes to Consolidated Statements in the Company’s Annual Report on Form 10-k for the fiscal year ended December 31, 2009.

(2)	Reflects the employees’ 2009 earnings and interest accruals to the related non-qualified Supplemental Profit Sharing Plan, of which the Company accrues for (but does not fund) those employees’ awards which exceed the maximum allowable contribution permitted under existing tax laws, with the following amounts: Robert G. Ruhlman, $158,882; Eric R. Graef, $44,332; William H. Haag III, $30,767; Dennis F. McKenna, $28,767; and Dave C. Sunkle, $15,447. See Non-qualified Deferred Compensation Table for additional information. Reflects the following perquisites and personal benefits received by Robert G. Ruhlman: aggregate incremental cost for personal use of the Company’s airplane of $24,882, club dues of $6,441, tax preparation fees of $4,415 and financial planning of $48,000. The aggregate incremental cost of the personal use of the corporate airplane is determined on a per flight basis and includes the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, crew expenses and other costs specifically incurred. Imputed income is assessed to Mr. Ruhlman amounting to the equivalent of a first class ticket for comparable flights. Reflects the Company’s contributions to the Profit Sharing Plan in 2009 of $36,750 for each NEO. Also reflects premiums paid for group term life insurance for 2009: Robert G. Ruhlman, $5,244; Eric R. Graef, $4,386; William H. Haag III, $1,260; Dennis F. McKenna, $486; and David C. Sunkle, $1,477.
Grants of Plan-Based Awards

									All Other Stock	Grant Date
									Awards:	Fair Value of
			Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			Number of	Stock and
			Incentive Plan Awards (1)			Incentive Plan Awards (2)			Shares of	Option

Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stocks (#) (3)	Awards (4)

Robert G. Ruhlman			292,500	455,000	650,000	—	—	—	—	—
Eric R. Graef			90,000	105,000	255,000	—	—	—	—	—
William H. Haag III			75,000	87,500	212,500	—	—	—	—	—
Dennis F. McKenna			73,500	85,750	208,250	—	—	—	—	—
David C. Sunkle			58,500	68,250	165,750	—	—	—	—	—
Robert G. Ruhlman	2/24/09	2/24/09	—	—	—	10,794	21,588	43,175	—	650,000
Eric R. Graef	2/24/09	2/24/09	—	—	—	1,827	3,654	7,307	1,827	165,000
William H. Haag III	2/24/09	2/24/09	—	—	—	1,522	3,045	6,089	1,522	137,500
Dennis F. McKenna	2/24/09	2/24/09	—	—	—	1,492	2,984	5,967	1,492	134,750
David C. Sunkle	2/24/09	2/24/09	—	—	—	1,187	2,375	4,749	1,187	107,250

(1)	Reflects the dollar amount of the potential payout under the Company’s Annual Non-equity Incentive Plan.

(2)	Reflects the number of performance-based restricted share awards granted during 2009 pursuant to the LTIP. The awards vest over a three-year performance period through December 31, 2011 based on the Company’s level of performance measured by growth in pretax income and sales growth over the performance period. The amounts in this column were calculated on the probable outcome of the performance conditions on the date of the grant.

(3)	Reflects the number of time-based restricted share awards granted during 2009 pursuant to the LTIP. The awards cliff vest and are no longer subject to risk of forfeiture after December 31, 2011 depending on continuous employment.

(4)	The value of the restricted shares was calculated using the closing market price of the restricted shares on the grant date multiplied by the number of restricted shares granted, and reflects the probable total amount that the Company would expense in its financial statements over the restricted awards’ vesting period assuming service and performance goals are met, in accordance with FASB ASC Topic 718. The maximum grant date fair value of stock awards granted in 2009 was: Robert G. Ruhlman, $1,300,000; Eric R. Graef, $275,000; William H. Haag III, $229,166; Dennis F. McKenna, $224,584; and David C. Sunkle, $178,752.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS					STOCK AWARDS
			Equity					Equity
			Incentive					Incentive Plan	Equity Incentive
			Plan				Market	Awards:	Plan Awards:
			Awards:			Number	Value of	Number of	Market or Payout
	Number of	Number of	Number of			of Shares	Shares or	Unearned	Value of
	Securities	Securities	Securities			or Units	Units of	Shares, Units	Unearned Shares,
	Underlying	Underlying	Underlying			of Stock	Stock	or Other	Units or Other
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	That	Rights That	Rights That Have
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not	Have Not	Have Not	Not Vested ($)
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#) (1)	(2)
Robert G. Ruhlman	—	—	—	—	—	—	—	—	—
Eric R. Graef	—	—	—	—	—	—	—	—	—
William H. Haag III	451	—	—	15.13	2/16/2010	—	—	—	—
Dennis F. McKenna	550	—	—	15.13	2/16/2010	—	—	—	—
Dennis F. McKenna	5,000	—	—	22.10	7/28/2014	—	—	—	—
David C. Sunkle	239	—	—	15.13	2/16/2010
David C. Sunkle	3,750	1,250	—	35.50	1/2/2017	—	—	—	—
Robert G. Ruhlman	—	—	—	—	—	—	—	65,955	2,888,829
Eric R. Graef	—	—	—	—	—	—	—	14,005	613,419
William H. Haag III	—	—	—	—	—	—	—	11,724	513,511
Dennis F. McKenna	—	—	—	—	—	—	—	11,461	501,992
David C. Sunkle	—	—	—	—	—	—	—	8,979	393,280

(1)	Includes dividends that were reinvested in additional restricted shares.

(2)	The market value was calculated using the closing price of the shares of $43.80 as of December 31, 2009.
Option Exercises and Stock Vested

	OPTION AWARDS
	Number of
	Shares
	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)
Robert G. Ruhlman	—	—
Eric R. Graef	10,000	259,606
William H. Haag III	5,647	159,048
Dennis F. McKenna	750	18,259
David C. Sunkle	1,761	58,486
Non-qualified Deferred Compensation

			Aggregate
	Registrant	Aggregate	Balance at
	Contributions in Last	Earnings in Last	Last FYE
Name	FY ($) (1)	FY ($) (1)	($) (2)
Robert G. Ruhlman	148,198	10,684	938,747
Eric R. Graef	42,011	2,321	213,719
William H. Haag III	29,286	1,481	138,901
Dennis F. McKenna	27,775	992	101,151
David C. Sunkle	15,109	338	40,106

(1)	The Company’s contributions under the Supplemental Profit Sharing Plan for the year ending December 31, 2009 included in the identified columns are also included in the Summary Compensation Table. The amounts are based on compensation from the Company’s qualified retirement plan that is limited by the IRS.

Earnings are calculated based on an imputed interest rate multiplied by the amount that the employee earned under the plan.

(2)	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table in previously reported proxy statements: Robert G. Ruhlman, $779,865; Eric R.Graef, $169,387; William H. Haag III, $108,133; Dennis F. McKenna, $72,383; and David C. Sunkle, $0.
Potential Payments upon Termination or Change in Control
     All of our employees, including executive officers, are employed at will and do not have employment, severance or change-in-control agreements. However, the LTIP includes a change in control provision which provides that in the event of a Change in Control (as defined in the Plan) (a) any Options outstanding which are not then exercisable and vested shall become fully exercisable and vested; and (b) the restrictions applicable to any Restricted Stock shall lapse and such Restricted Stock shall become fully vested and transferable. In the event a Change in Control occurred at December 31, 2009 the following NEOs would be entitled to the fair value of LTIP restricted shares under both grants (as calculated by fair value at December 31, 2009 multiplied by the maximum amount of stock awards granted under both grants): Robert G. Ruhlman, $2,888,829; Eric R. Graef, $613,419; William H. Haag III, $513,511; Dennis F. McKenna, $501,992; and David C. Sunkle, $393,280. The following details typical compensation arrangements upon retirement, resignation, death, disability or other termination for other plans.
Profit-Sharing Plan
     Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions under the Company’s Profit Sharing Plan. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.
Supplemental Profit-Sharing Plan
     Our Supplemental Profit-Sharing Plan was established to compensate employees whose benefits in the Profit-Sharing Plan were reduced due to IRS limitations on compensation. Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.
Director Compensation

		All Other
	Fees Earned or Paid	Compensation
Name	in Cash ($)	($) (1)	Total ($)

Barbara P. Ruhlman	25,000	7,812	32,812
Randall M. Ruhlman	25,000	—	25,000
Glenn E. Corlett	55,000	—	55,000
Michael E. Gibbons	55,000	—	55,000
R. Steven Kestner	25,000	—	25,000
Richard R. Gascoigne	33,750	—	33,750
     Each director who is not an employee of the Company received an annual retainer fee. Directors who are also employees are not paid a director’s fee. Additionally, board members who serve on committees are also paid a committee fee.

(1)	Includes compensation attributable to the aggregate incremental cost of the personal use of the Company airplane for Barbara P. Ruhlman. The aggregate incremental cost of the personal use of the corporate aircraft is determined on a per flight basis and includes the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, crew expenses and other costs specifically incurred. Imputed income is assessed to Mrs. Ruhlman amounting to the equivalent of a first class ticket for comparable flights.
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks or insider participation.
Transactions with Related Person
          It is the policy of the Company that the Audit Committee approve all related party transactions. Additionally, the Company has a Code of Conduct that addresses the Company’s commitment to the honesty, integrity and ethical behavior of the Company’s directors, Officers and employees. The Code governs the actions and working relationships of the Company’s directors, Officers and employees with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom the Company has or may have contact. Each director, Officer and employee is instructed to inform the Board when confronted with a situation that may be perceived as a conflict of interest. All related party transactions must be approved by the Audit Committee in advance. The Audit Committee may engage outside parties to assist it in assessing the fairness and reasonableness of related party transactions. Although the policies and procedures for related parties are not in writing, the results of actions taken by the Audit Committee are documented in formal minutes and are reported to the Board. The following are the Transactions with Related Parties which have been approved by the Board in 2009.
•	The Company’s Belos operation hires temporary employees through a temporary work agency, Flex-Work Sp. Z o.o., which is 50% owned by Agnieszka Rozwadowska. Agnieszka Rozwadowska is the wife of Piotr Rozwadowski, the Managing Director of the Belos operation. For the year ended December 31, 2009, Belos incurred a total of $.4 million for such temporary labor expense. The Audit Committee approved this related party transaction, and the Company believes the terms of the temporary employee arrangement are no less favorable to the Company than would be the terms of a third-party arrangement.

•	The Company’s DPW subsidiary currently leases two parcels of property, on which they have their manufacturing, offices and warehouse space. The entities leasing the property to DPW are owned by Kevin Goodreau and Jeff Randall, the Vice Presidents of DPW, and former owners. For the year ended December 31, 2009, DPW incurred a total of $.2 million for such lease expense. The Audit Committee approved this related party transaction and believes the terms of this engagement are no less favorable to the Company than would be the terms of a third-party arrangement.

•	In September 2009, the Company invested $.5 million in Proxisafe, a Canadian entity formed to design and commercialize new industrial safety equipment, upon the Board approval. In light of this investment, Mr. Robert Ruhlman, the Chairman of the Board, President and CEO of the Company, was asked to become a board member of Proxisafe. The Audit Committee approved this related party transaction and believes Mr. Ruhlman’s directorship with Proxisafe would not adversely interfere with his responsibilities with the Company.
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
          Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at the 2011 annual meeting of shareholders must be received by the Company at 660 Beta Drive, Mayfield Village, Ohio 44143, on or before November 19, 2010, for inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting of shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must have been received by the Company at the address listed in the immediately preceding sentence not later than February 2, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of our Common Shares, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).
     Based solely on a review of these reports and written representations from the executive officers and directors, the Company believes that there was compliance with all such filing requirements for the fiscal year ended December 31, 2009.
OTHER MATTERS
Independent Registered Public Accounting Firm
     The Company has not selected the independent auditors for the current fiscal year. The Audit Committee of the Board of Directors will make this selection later in the year Representatives of Ernst & Young LLP (E&Y), which served as the Company’s independent registered public accounting firm for the year ended December 31, 2009, are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Fees
Audit Fees
     The aggregate fees billed for professional services rendered by E&Y were $1,368,000 for the audit of the Company’s annual financial statements for the year ended December 31, 2009, the audit of internal controls over financial reporting as of December 31, 2009, E&Y’s review of the financial statements included in the Company’s Form 10-Q’s filed with the Securities and Exchange Commission (SEC) for the first, second and third quarters of 2009 and statutory audits of various international subsidiaries. The aggregate fees billed for professional services rendered by E&Y were $1,309,000 for the audit of the Company’s annual financial statements for the year ended December 31, 2008, the audit of internal controls over financial reporting as of December 31, 2008, E&Y’s review of the financial statements included in the Company’s Form 10-Q’s filed with the SEC for the second and third quarters of 2008 and statutory audits of various international subsidiaries. The aggregate fees billed for professional services rendered by the Company’s former independent registered public accounting firm, Deloitte & Touche LLP (Deloitte), review of the financial statements included in the Company’s Form 10-Q filed with the SEC for the first quarter of 2008 were $153,900.
Audit Related Fees
     The incremental fees billed for professional services rendered by E&Y for audit-related services for the year ended December 31, 2009 were $26,100. Fees included in 2009 were for services related to financial due diligence related to the acquisition of Tyco Electronics Group S.A. The incremental fees billed for professional services rendered by E&Y for audit-related services for the year ended December 31, 2008 were $63,000. Fees included in 2008 were for services related to the review of the final purchase price allocation for the acquisition of Belos SA. The incremental fees billed for professional services rendered by Deloitte, prior to the change to E&Y, for audit-related services for the year ended December 31, 2008 were $17,400 and included services related to the purchase price allocation for the acquisition of Belos SA and an intercompany inventory review at our Australian subsidiary.
Tax Fees
     The incremental fees billed for professional services rendered by E&Y for tax-related services for the year ended December 31, 2009 were $214,600. Fees included in 2009 were for an earnings and profits study, unremitted earnings study, tax compliance, tax consulting, IRS audit and exam, due diligence related to the acquisition of Tyco Electronics Group S.A., tax restructuring and a transfer pricing analysis at the Company’s Spain subsidiary. The incremental fees billed for professional services rendered by E&Y for tax-related services for the year ended December 31, 2008 were $43,000. Fees included in 2008 were for an earnings and profits study and unremitted earnings study. The incremental fees billed for professional services rendered by Deloitte for tax-related services for the year ended December 31, 2008 were $5,000, prior to the change to E&Y. Fees included in 2008 were for a transfer pricing analysis at the Company’s Mexican subsidiary.
All Other Fees
     The incremental fees billed for professional services rendered by E&Y for all other services for the year ended December 31, 2009 were $4,400. Fees included in 2009 were for filing the Company’s financial statements in Puerto Rico. The incremental fees billed for professional services rendered by E&Y for all other services for the year ended December 31, 2008 were $0. The incremental fees billed for professional services rendered by Deloitte for all other services for the year ended December 31, 2008 were $5,200. Fees included in 2008 were for filing the Company’s financial statements in Puerto Rico
Communication with the Board of Directors
     The Board of Directors of the Company believes that it is important for shareholders to have a process to send communications to the Board of Directors. Accordingly, shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to:

Caroline S. Vaccariello	- or -	Michael E. Gibbons
General Counsel and Corporate Secretary		Chairman, Audit Committee
Preformed Line Products Company		1111 Superior Ave
660 Beta Drive		Suite 900
Mayfield Village, Ohio 44143		Cleveland, OH 44114
     The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Secretary and Mr. Gibbons, as applicable, will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.
Miscellaneous
     If the enclosed proxy card is executed and returned to the Company, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above. Under Ohio law and our Amended and Restated Articles of Incorporation, broker non-votes and abstaining votes will not be counted in favor of or against any nominee but will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting. Director nominees who receive the greatest number of affirmative votes will be elected directors. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the shares voted at the meeting in person or by proxy. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

Dated: March 19, 2010	caroline S. Vaccariello, Secretary

PREFORMED LINE PRODUCTS COMPANY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Robert G. Ruhlman, Eric R. Graef and Caroline S. Vaccariello, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Preformed Line Products Company to be held at 660 Beta Drive, Mayfield Village, Ohio, on Monday, April 26, 2010, at 9:00 a.m., local time, or any adjournment thereof, and to vote the number of common shares of Preformed Line Products Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present as directed on the reverse.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 19, 2010, is hereby acknowledged.

Dated	, 2010

Signature(s)

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

PREFORMED LINE PRODUCTS COMPANY
PROXY
The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in Item 1.
1.	FOR, or WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the 2012 annual meeting of the shareholders and until his successor has been duly elected and qualified: Glenn E. Corlett, Michael E. Gibbons, R. Steven Kestner, Randall M. Ruhlman.
(INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

2.	On such other business as may properly come before the meeting.